UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 09, 2008

Action Products International, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-13118	59-2095427
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1101 N. Keller Road, Suite E
Orlando, Florida 32810
(Address of principal executive office, including zip code)

(407) 481-8007
(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 5, 2008, Action Products International, Inc. (the "Company") received notice from the Nasdaq Listing Qualifications Department (the "Staff") stating that for 30 consecutive business days the bid price for the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the "Rule").

The letter, dated May 5, 2008, indicates that in accordance with Marketplace Rule 4310(c)(8)(D), the Company is granted 180 calendar days, or until November 3, 2008, to regain compliance with the Rule. The letter further indicates that the Company may regain compliance at any time before November 3, 2008, if the bid price of the Company’s common stock closes at $1.00 per share or above for a minimum of 10 consecutive trading days. If the Company is successful in meeting this requirement, the Staff will provide written notification that it has achieved compliance with the Rule.

If compliance with the Rule cannot be demonstrated by November 3, 2008, the Staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it meets the initial listing criteria, the Staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the Staff will provide written notification that the Company’s common stock will be delisted. At that time, the Company may appeal the Staff’s determination to delist its common stock.

The Company intends to actively evaluate and monitor the bid price for its common stock between now and November 3, 2008, and consider implementation of various options available to the Company if its common stock does not trade at a level that is likely to regain compliance.

A copy of the press release dated May 09, 2008 announcing receipt of the Nasdaq staff letter is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
99.1	Press Release dated May 09, 2008 announcing receipt of Nasdaq staff letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ACTION PRODUCTS INTERNATIONAL, INC.

By:	/s/ RONALD S. KAPLAN
Ronald S. Kaplan Chief Executive Officer
Date: May 09, 2008